EXHIBIT 99.1

Gateway Financial Holdings Announces 60 Percent Increase in Cash Dividend

VIRGINIA BEACH, Va., April 30, 2007 (PRIME NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., announced that its board of directors has approved an increase in the company's quarterly cash dividend from $0.05 to $0.08 per share. The dividend is payable on May 30, 2007 to shareholders of record at the close of business on May 15, 2007.

Commenting on the dividend increase, D. Ben Berry, Chairman, President and CEO of Gateway Financial Holdings, stated, "Our goal is to enhance shareholder value. We continue to focus on asset growth and high quality loans. This focus has enhanced our earnings to the point that we can reward our shareholders with a $0.03 per share increase in our quarterly cash dividend."

About the Company

Gateway Financial Holdings, Inc. is the holding company of Gateway Bank & Trust Co., a full-service community bank with a total of 24 offices -- 13 in Virginia: Virginia Beach (7), Chesapeake (3), Suffolk, Norfolk and Emporia; and 11 in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh and a private banking center in Raleigh, North Carolina. Gateway Bank & Trust Co. also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Financial Mortgage, Inc. subsidiary. Gateway Financial Holdings' common stock is listed on the Nasdaq Global Market under the trading symbol "GBTS." Additional information about Gateway Financial Holdings is available on its website at www.gwfh.com.

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and CEO
          Ted Salter, Senior VP and CFO
          757-422-8004